Exhibit 1

CONCORDIA BUS AB (PUBL)

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE  11% SENIOR SUBORDINATED NOTES DUE 2010 OF CONCORDIA BUS AB (PUBL)

FOR 101% OF THE PRINCIPAL AMOUNT THEREOF, PLUS ACCRUED BUT UNPAID INTEREST THEREON

ISIN CODES: XS0107383001, XS0107384744, XS0110268850, XS0143086790, XS0143727096
COMMON CODES: 0107383001, 010738474, 011026885, 014308679 and 014372709.

Concordia Bus AB (publ) (“Bus” “we” or “us”), a public limited liability company organized under the laws of Sweden, hereby offers to purchase for cash any and all of its outstanding 11% Senior Subordinated Notes due 2010 (the “Notes”) at a price equivalent to 101% of the principal amount of Notes tendered, plus all accrued but unpaid interest thereon, on the terms and conditions set forth in this Offer to Purchase (as may be amended or supplemented from time to time, the “Offer to Purchase”).

The Change of Control Offer made hereby (the “Change of Control Offer”) is being made because under the indenture governing the Notes (the “Indenture”).  Bus is obligated to conduct such a Change of Control Offer if there has been a Change of Control, as defined in the Indenture.  On October 4, 2005, €159,855,000 holders in aggregate principal amount of the Notes exchanged their Notes for equity in Bus (the “Exchange”).  The Exchange is a Change of Control under the Indenture.

The Change of Control Offer will expire at 11:59 p.m., London time, on Monday, December 12, 2005 (the “Expiration Time”).  See “Purpose of the Change of Control Offer — Terms of the Change of Control Offer”. Registered Holders (“Holders”) of Notes that tender and do not withdraw their Notes on or before the Expiration Time will be eligible to receive the Change of Control Consideration (as defined below).

Any extension, amendment or termination of the Change of Control Offer shall be published in accordance with the relevant rules enacted by the U.S. Securities and Exchange Commission (the “SEC”).

Unless the context otherwise requires, all references herein to Holders include each person who is shown on the records of Clearstream Banking Luxembourg, société anonyme (Clearstream Luxembourg), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear, and together with Clearstream Luxembourg, the “Clearing Systems”), as Holders of the Notes.

SEE “CERTAIN SIGNIFICANT CONSIDERATIONS” FOR A DISCUSSION OF RELEVANT INFORMATION HOLDERS SHOULD CONSIDER IN DECIDING WHETHER OR NOT TO PARTICIPATE IN THE CHANGE OF CONTROL OFFER.

THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE CHANGE OF CONTROL OFFER.

November 11, 2005

The total consideration offered to Holders of Notes validly tendered and not withdrawn pursuant to the Change of Control Offer will equal an amount in cash equal to 101% of the principal face amount of Notes accepted for payment from each Holder (the “Change of Control Consideration”).  Holders whose Notes are purchased in the Change of Control Offer will also receive on the Settlement Date (as defined below) an amount equal to accrued but unpaid interest from the last interest payment date with respect to the Notes on which we made on interest payment up to (and including) the day immediately preceding the Settlement Date (as defined below).

The date (the “Settlement Date”) on which Holders who validly tender and do not validly withdraw their Notes will receive their Change of Control Consideration, plus accrued but unpaid interest, is expected to be on or about the third business day after the Expiration Time. Notes purchased pursuant to the Change of Control Offer will be paid for in same-day funds on the Settlement Date.

Notwithstanding any other provision of the Change of Control Offer, our obligation to accept Notes for purchase, and to pay the Change of Control Consideration for the Change of Control Offer is in each case subject to and conditioned upon, the satisfaction of, or our waiver of certain conditions as defined under “Conditions to the Change of Control Offer”.

The Change of Control Offer is not being made to (nor will tenders of Notes for purchase be accepted from or on behalf of) Holders in any jurisdiction in which the mailing or acceptance of the Change of Control Offer would not be in compliance with the laws of such jurisdiction.

This Offer to Purchase has not been filed with or reviewed by any federal or state securities commission or regulatory authority of any country, nor has any such commission or authority passed on the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offence.

Neither the delivery of this Offer to Purchase nor any acceptance for payment of Notes shall under any circumstances create any implication that the information contained or referenced herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Bus, or any of its subsidiaries or affiliates since the date hereof.

This Offer to Purchase does not constitute an offer to buy the Notes in any circumstances in which such offer is unlawful. No person has been authorized to make any recommendation on our behalf as to whether Holders should tender Notes pursuant to the Offer. No person has been authorized to give any information with respect to the Offer, or to make any representation in connection therewith, other than those contained herein. If made or given, such recommendation or any such information or representation must not be relied on as having been authorized by us.

This Offer to Purchase has been issued by and is the sole responsibility of Bus. Bus confirms that to the best of its knowledge and having made all reasonable inquiries the information contained in this Offer to Purchase is true and accurate in all material respects, and that to the best of the knowledge and belief of Bus there are no other facts, the omission of which would, in the context of the Offer, make any statement in this Offer to Purchase misleading in any material respect.

Bus expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Time, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may or may not differ materially from the terms of the Change of Control Offer.  The Company also reserves the right pursuant to the Indenture to effect legal defeasance, redemption or covenant defeasance with respect to all outstanding Notes.

IRS CIRCULAR 230 LEGEND. THIS OFFER TO PURCHASE WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL PENALTIES. THIS OFFER TO PURCHASE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE CHANGE OF CONTROL OFFER. EACH HOLDER SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact, and issue appropriate instructions to, such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender those Notes. To be valid, tenders must be received by the Depositary at or before the Expiration Time. See “Procedures for Tendering Notes”.

TABLE OF CONTENTS

SUMMARY
THE EXCHANGE
PURPOSE OF THE CHANGE OF CONTROL OFFER
OUR RECOMMENDATION
CERTAIN SIGNIFICANT CONSIDERATIONS
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES
PROCEDURES FOR TENDERING NOTES
TENDER OF NOTES HELD THROUGH EUROCLEAR AND CLEARSTREAM, LUXEMBOURG
CONDITIONS TO THE CHANGE OF CONTROL OFFER
AVAILABLE INFORMATION
THE INFORMATION AGENT AND DEPOSITARY

SUMMARY

The following summary is provided solely for your convenience. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase. We urge you to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The Change of Control Offer is being made by Bus.

The Notes:	The Notes subject to the Change of Control Offer are the 11% Senior Subordinated Notes due 2010 and issued by Bus.

Background

This Change of Control Offer is being made pursuant to Section 1015 of the Indenture. Under the Indenture, upon the occurrence of a Change of Control (as defined therein), each holder of Notes has the right to require Bus to repurchase all or any part of such holder’s Notes pursuant to a Change of Control Offer at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon up to and including the Settlement Date. A Change of Control occurred on October 4, 2005, as a result of the Exchange.

The Change of Control Offer:	The Offer is to purchase for cash any and all of the outstanding Notes, at a price equivalent to 101% of the principal amount of the Notes tendered, upon the terms and conditions set forth herein.

Change of Control Consideration:

Holders who validly tender Notes and do not withdraw such tender before the Expiration Time will receive the Change of Control Consideration in respect of Notes accepted for payment, plus accrued but unpaid interest thereon.

Expiration Time:	The Change of Control Offer will expire at 11:59 p.m., London time, on Monday, December 12, 2005, unless extended or earlier terminated.

Withdrawal Rights:	Tenders of Notes may be validly withdrawn at any time before the Expiration Time.

Conditions:	The Change of Control Offer is subject to certain conditions. See “Conditions to the Change of Control Offer.”

Accrued Interest:

Holders whose Notes are purchased in the Change of Control Offer will also receive on the Settlement Date an amount equal to the accrued and unpaid interest from the last interest payment date with respect to the Notes on which we made an interest payment up to (and including) the day immediately preceding the Settlement Date.

Brokerage Commissions:	No brokerage commissions are payable by Holders of the Notes to the Information Agent and Depositary, or us.

Information Agent and Depositary:	Lucid Issuer Services Limited.

Certain Significant Considerations:

The liquidity of the Notes is severely limited because of the Exchange and will be further severely compromised insofar as holders tender their Notes. Furthermore, the Notes are in default. See “Certain Significant Considerations”.

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Bus’s Recommendation:	Bus recommends that Holders tender their Notes in the Change of Control Offer. See “Our Recommendation”.

Further Information:

Additional copies of this Offer to Purchase may be obtained by contacting the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Questions about the Change of Control Offer should be directed to the Information Agent. Bus is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith and as required by the Indenture, files annual reports and other information with the SEC. See “Available Information”.

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THE EXCHANGE

This Change of Control Offer is being made pursuant to Section 1015 of the Indenture.  Under the Indenture, upon the occurrence of a Change of Control (as defined therein), each holder of Notes has the right to require Bus to repurchase all or any part of such holder’s Notes pursuant to an offer at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon up to and including the Settlement Date.

A Change of Control occurred on October 4, 2005, as a result of the holders of an aggregate principal amount of €159,855,000 of Notes exchanging their Notes for shares in Bus.

PURPOSE OF THE CHANGE OF CONTROL OFFER

The purpose of the Change of Control Offer is to acquire any and all of the outstanding Notes.

Sources and Amount of Funds

The total amount of funds required to pay the Change of Control Consideration can be drawn by Bus from its working capital.

Terms of the Change of Control Offer

We hereby offer to purchase for cash, on the terms and conditions set forth in this Offer to Purchase, any and all outstanding Notes.

The consideration offered for Notes validly tendered and not validly withdrawn before the Expiration Time will be the Change of Control Consideration.

Holders whose Notes are purchased in the Change of Control Offer will also receive on the Settlement Date an amount equal to the accrued and unpaid interest thereon from the last interest payment date that we made an interest payment up to, but not including, the Settlement Date.

Our obligation to accept and pay for Notes validly tendered pursuant to the Change of Control Offer is subject to the satisfaction or our waiver of the applicable conditions set forth in “Conditions to the Change of Control Offer”.

All Notes validly tendered in accordance with the procedures set forth under “Procedures for Tendering Notes”, and not withdrawn in accordance with the procedures set forth under “Withdrawal of Tenders”, before the Expiration Time, will, upon the terms and subject to the conditions hereof, be accepted for payment by us, and we, or a designated agent, will make payments therefor on the Settlement Date, plus accrued but unpaid interest thereon.

Tenders of Notes may be validly withdrawn at any time before the Expiration Time.

In the event of a termination of the Change of Control Offer, Notes tendered pursuant to the Change of Control Offer will be promptly returned to tendering Holders.

Subject to applicable securities laws and the terms set forth in this Offer to Purchase, we reserve the right, (i) to waive or modify any and all conditions to the Change of Control Offer, (ii) to extend or to terminate the Change of Control Offer, or (iii) otherwise to amend the Change of Control Offer in any respect.

Any extension, amendment or termination of the Change of Control Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Expiration Time of the Change of Control Offer to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

For purposes of the Change of Control Offer, the term “business day” means any day, other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

If we extend the Change of Control Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed, or if we are unable to accept Notes for payment pursuant to the Change of Control Offer, then the Depositary may, on our behalf, retain Notes that have been tendered but not previously withdrawn, and Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under “Withdrawal of Tenders,” subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender Change of Control Offer). The rights reserved by us in this paragraph are in addition to our right to terminate the Change of Control Offer as described under “Conditions to the Change of Control Offer.”

There can be no assurance that we will exercise our right to extend, terminate, or amend the Change of Control Offer. If, before the Expiration Time, we amend the terms of the Change of Control Offer, such amendment will apply to all Notes tendered and not previously accepted for payment pursuant to the Change of Control Offer.

If we make a material change in the terms of, or the information concerning, the Change of Control Offer, or waive any condition of the Change of Control Offer that results in a material change to the circumstances of the Change of Control Offer, we will disseminate additional Change of Control Offer materials to the Holders and extend the Change of Control Offer to the extent required by law.

Each Holder is responsible for assessing the merits of the Change of Control Offer.  The Trustee has not made and the Trustee will not make any assessment of the merits of the Change of Control Offer or of the impact of the Change of Control Offer on the interests of the Holders either as a class or as individuals.  The Trustee has, however, authorised it to be stated that on the basis of the information contained herein it has no objection to the Change of Control Offer being put to the Holders for their consideration.  The Trustee has, however, not been involved in the Change of Control Offer and makes no representation that all relevant information has been disclosed to Holders in this Offer to Purchase.  Accordingly, the Trustee urges Holders who are in any doubt as to the impact of the Change of Control Offer to seek their own financial advice.

NEITHER THE DEPOSITARY AND INFORMATION AGENT NOR THE TRUSTEE FOR THE NOTES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE CHANGE OF CONTROL OFFER.

OUR RECOMMENDATION

Bus recommends that Holders tender their Notes to Bus pursuant to this Change of Control Offer because the liquidity of the Notes is already severely compromised by the Exchange and will be further compromised insofar as Notes are tendered in this Change of Control Offer (see “Certain Significant Considerations”).

Bus has not received any advice as to the fairness of the Change of Control Consideration and is not advising any Holder with respect to the fairness of the Change of Control Consideration.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Offer to Purchase before making a decision whether to participate in the Change of Control Offer.

Risks to Non-Tendering Holders of Notes

The liquidity of Notes is already severely compromised and will be further compromised insofar as Notes are tendered in this Change of Control Offer.

The liquidity of the Notes has been significantly reduced by the Exchange and if Notes are tendered in the outstanding principal amount of Notes readily available for trading will likely be significantly reduced even further.  A debt security with a smaller outstanding principal amount readily available for trading (a smaller “float”) may command a lower price than would a comparable issue of debt securities with a larger float.  The reduction in the size of the float that is likely to result from the consummation of the Change of Control Offer may adversely affect both the liquidity and market price of the remaining Notes.  The reduction in the float also may tend to make the trading price of Notes more volatile.  The extent of the market for the Notes and the availability of over-the-counter price quotations would depend on the number of owners of Notes remaining, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Bus may make future purchases of notes not tendered in this Change of Control Offer.

From time to time in the future, Bus may acquire Notes which are not tendered in response to the Change of Control Offer, if any, through open market purchases, privately negotiated transactions, tender Change of Control Offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Change of Control Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Bus may choose to pursue in the future.

The Notes are in default.

The Notes are currently in default.  By accepting the Change of Control Offer a Holder will receive all the unpaid and accrued interest to the Settlement Date.  Bus reserves the right to redeem the Notes optionally in accordance with the terms and conditions of the Indenture.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

Upon the terms and subject to the conditions of the Change of Control Offer and applicable law, we or a designated agent, will purchase, by accepting for payment, any and all Notes properly tendered and not withdrawn prior to the Expiration Time (plus accrued but unpaid interest on the Notes being purchased). Payment for Notes validity tendered and accepted in the Change of Control Offer will be made by the deposit of the Tender Change of Control Offer Consideration, together with accrued but unpaid interest on the Notes being purchased, in immediately available funds with the Clearing Systems for the purpose of transmitting such payment to tendering Holders. Under no circumstances will any interest be payable on the Change of Control Consideration by reason of any delay in the transmission of funds to tendering Holders.

For purposes of the Change of Control Offer, tendered Notes will be deemed to have been accepted for payment if, as and when we give oral or written notice thereof to the Depositary. Subject to the terms and conditions of the Change of Control Offer, payment for Notes so accepted will be made by deposit of the Change of Control Consideration with the Clearing System.

If any tendered Notes are not purchased pursuant to the Change of Control Offer for any reason, such Notes will be credited to the account maintained at Euroclear or Clearstream, as the case may be, from which such Notes were delivered, without expense, promptly after the expiration or termination of the Change of Control Offer.

Tendering Holders will not be obligated to pay brokerage fees or commissions to the Information Agent, the Depositary or us, or transfer taxes on the purchase of Notes pursuant to the Change of Control Offer.

We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase Notes tendered pursuant to the Change of Control Offer, but any such transfer or assignment will not relieve us of our obligations under the Change of Control Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Change of Control Offer.

PROCEDURES FOR TENDERING NOTES

Tender of Notes

A defective tender of Notes, unless such defect is waived by Bus, will not entitle the Holder thereof to payment of the Change of Control Consideration.  Notwithstanding any other provision hereof, payment for Notes accepted for payment will in all cases be made only after compliance by the Holder with the procedures set forth below.

All questions as to the form, validity, eligibility (including time of receipt), acceptance for payment of Notes and tender and withdrawal of Notes will be determined by Bus in its sole discretion, and its determination will be final and binding.  We reserve the absolute right to reject any or all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our legal counsel, be unlawful.  We also reserve the right to waive any defect or irregularity of tender as to particular Notes, whether or not we elect to waive similar defects or irregularities in the case of other Holders.  Any defect or irregularity must be cured within such time as we determine, unless waived by us.

Beneficial owners of Notes who are not direct participants in Euroclear or Clearstream, Luxembourg must contact their broker, dealer, bank, custodian, trust company or other nominee (a “Custodian”) to arrange for their direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to submit instructions to such Clearing System in accordance with its requirements.  The beneficial owners of Notes that are held in the name of a Custodian should contact such entity sufficiently in advance of the Expiration Time if they wish to tender their Notes and receive the Change of Control Consideration and ensure that the Notes in the relevant Clearing System are blocked in accordance with the requirements and deadlines of such Clearing System.  Such beneficial owners should not submit such instructions directly to any of the Depositary, the Information Agent, the Clearing Systems, the Trustee or us.

The Trustee for the Notes has informed us that all custodians and beneficial holders of the Notes hold the Notes through Clearing System accounts and that there are no physical Notes in non-global form.  If you believe that you are holding a Note in physical form, please contact the Information Agent and Depositary.

TENDER OF NOTES HELD THROUGH EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

The tender of Notes by a Holder who holds Notes through Euroclear or Clearstream, Luxembourg will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic acceptance instruction in accordance with the requirements of such Clearing System.  The receipt of such electronic acceptance instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of Notes in the relevant Clearing System.

None of the Notes are held in definitive form.

No Letter of Transmittal

There is no letter of transmittal for this Change of Control Offer.

No Guaranteed Delivery

There are no guaranteed delivery procedures provided by Bus in connection with this Change of Control Offer.  Beneficial owners of Notes that are held in the name of a Custodian must contact such Custodian sufficiently in advance of the Expiration Time if they wish to tender Notes and be eligible to receive the Change of Control Consideration.

Representations, Warranties and Undertakings

By tendering their Notes through the submission of an electronic acceptance instruction in accordance with the requirements of the relevant Clearing System, at the Expiration Time and on the Settlement Date, as applicable, Holders will be deemed to represent, warrant and undertake the following:

1.     We acknowledge that we have received, reviewed and accept the terms of the Offer to Purchase.

2.     We acknowledge that by blocking our Notes in the relevant Clearing System, we will be deemed to have consented to the disclosure by the relevant Clearing System to the Depositary of certain details concerning our identity.

3.     Upon the terms of the Change of Control Offer, we hereby accept the Change of Control Offer in respect of the principal amount of Notes in our account blocked in the relevant Clearing System.  Subject to, and effective upon, purchase of the Notes blocked in the relevant Clearing System, we hereby renounce all right, title and interest in and to all such Notes purchased by or at the direction of Bus and hereby waive and release any rights or claims we may have against Bus with respect to any such Notes and the Change of Control Offer.

4.     We acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation we undertake will be binding upon our successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and will not be affected by, and will survive, our death or incapacity.

5.     If the Notes are accepted by Bus for payment, we acknowledge that the value date for delivery and receipt will be the Settlement Date.

6.     We hereby represent and warrant that we have full power and authority to tender, sell, assign and transfer the Notes tendered and that, if such Notes are accepted for purchase by Bus, such Notes will be transferred to or to the order of Bus with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto.  We will, upon request and at Bus’s expense, execute and deliver any additional documents and do such other things deemed by Bus (at Bus’s expense) to be necessary or desirable to complete the transfer and cancellation of the relevant Notes or to evidence such power and authority.

7.     We hereby represent, warrant and undertake that we hold and will hold, until the time of settlement on the Settlement Date, the Notes blocked in the relevant Clearing System and that, in accordance with the requirements of the relevant Clearing System and by the deadline required by the relevant Clearing System, we have submitted or have caused to be submitted an electronic acceptance instruction to the relevant Clearing System, as the case may be:

(i)                    to authorize the blocking of the tendered Notes with effect on and from the date thereof so that, at any time pending the transfer of such Notes on the Settlement Date and the cancellation thereof, no transfers of such Notes may be effected; and

(ii)                 to debit the Notes blocked in the relevant Clearing System for purchase from the appropriate account on the Settlement Date.

If a Holder is unable to give the foregoing representations, warranties and undertakings, such Holder should contact the Depositary.

Withdrawal of Tendered Notes

Notes tendered at or prior to the Expiration Time may be validly withdrawn at any time at or prior to the Expiration Time by following the procedures described herein.  Any Holder who tenders Notes at or prior to the Expiration Time may not validly withdraw Notes after the Expiration Time, unless the Change of Control Offer is terminated or withdrawal is required by applicable law.

In the event of a termination of the Change of Control Offer, the Notes tendered pursuant to the Change of Control Offer will be promptly returned to tendering Holders.  In the case of Notes held through Euroclear and Clearstream, Luxembourg, for a withdrawal of Notes to be effective, the Holder must submit an electronic withdrawal instruction in accordance with the requirements of the relevant Clearing System and the deadlines required by the relevant Clearing System in order to unblock the tendered Notes.  Tendered Notes may not be unblocked by a Holder’s instruction unless such Holder is entitled to withdrawal rights pursuant to the terms of the Change of Control Offer.

Withdrawals of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for the purposes of the Change of Control Offer.  Properly withdrawn Notes may, however, be re-tendered by again following the procedures described in “How to Tender Notes” at any time prior to the Expiration Time.

Acceptance for Payment and Payment

All Notes validly tendered and not withdrawn in accordance with the procedures set forth herein, upon the terms hereof, will be accepted for payment by the Bus and payments will be made therefore on the Settlement Date through the Clearing Systems.  The Settlement Date is expected to be on or about the third business day after the Expiration Time.  The Company currently expects the Expiration Time to be at 11:59 p.m., London time, on Monday, December 12, 2005.  If the Change of Control Offer is not consummated, no payments will be made with respect to the Change of Control Offer.

Bus expressly reserves the right to delay acceptance for payment of Notes tendered under the Change of Control Offer or the payment for Notes accepted for payment, or to terminate the Change of Control Offer and not accept for payment any Notes, in order to comply in whole or in part with any applicable law.  In all cases, payment for Notes accepted for payment pursuant to the Change of Control Offer will be made only after satisfaction of the procedures of the relevant Clearing System and after satisfaction of the relevant requirements set forth in “Procedures for Tendering Notes.”

If Bus makes or has made on its behalf full payment to the Clearing Systems on or before the Settlement Date for the purchase of Notes accepted for payment, under no circumstances will any additional interest be payable because of any delay in the transmission of funds from the Clearing Systems to Holders or beneficial owners of the tendered Notes.  Tendering Holders will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Notes.  Bus or an affiliate of Bus will pay all such charges and expenses in connection with the Change of Control Offer.

Expiration, Extension, Amendment and Termination

The Change of Control Offer expires at 11:59 p.m., London time, on Monday, December 12, 2005, unless extended or terminated by Bus.

Bus expressly reserves the right at any time or from time to time, subject to applicable law, to (i) amend the terms of the Change of Control Offer in any respect; (ii) terminate the Change of Control Offer and authorize the unblocking of the Notes in the relevant accounts maintained at the Clearing Systems and/or (iii) extend the

Change of Control Offer and retain the Notes that have been tendered during the period for which the Change of Control Offer is extended.

Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 2:00 p.m., London time, on the first business day after the previously scheduled Expiration Time. Any extension, amendment or termination of the Change of Control Offer shall be published in accordance with the relevant rules enacted by the SEC.

In the event Bus withdraws, terminates or otherwise does not complete the Change of Control Offer, it will as soon as practicable give notice thereof to the Depositary, and all tendered Notes will be unblocked or released and credited to the account(s) maintained at the relevant Clearing System.  In that event, the Change of Control Consideration will not be paid or become payable.  In addition, if Bus withdraws, terminates or otherwise does not complete the Change of Control Offer, Bus will not pay accrued interest on the Notes.

U.S. Backup Tax Withholding

To prevent U.S. backup tax withholding, each tendering Holder of Notes who is a United States person must provide the Depositary with such Holder’s correct taxpayer identification number and certify that such Holder is not subject to U.S. backup tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establishing an exemption from such backup tax withholding. Each tendering Holder who is not a United States person generally must provide the Depositary with an applicable Form W-8 certifying that such Holder is not a United States person and is not subject to U.S. backup tax withholding.

Bus is not providing any advice with respect to the tax implications of tendering or not tendering Notes in this Change of Control Offer in any jurisdiction.  Holders are advised to seek professional advice when considering this Change of Control Offer and its possible tax implications to them.

CONDITIONS TO THE CHANGE OF CONTROL OFFER

Notwithstanding any other provision of the Change of Control Offer and in addition to (and not in limitation of) our right to extend and/or amend the Change of Control Offer, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate the Change of Control Offer, if an event or action shall have occurred or been threatened or taken, or a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable with respect to us or the Change of Control Offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, that challenges the legality or validity of the Change of Control Offer, or otherwise prevents its consummation.

In the event of the foregoing, we may, at any time on or before the Expiration Time:

1.     terminate the Change of Control Offer and promptly return all tendered Notes to the Holders thereof;

2.     to the extent permitted by applicable law, modify, extend or otherwise amend the Change of Control Offer and retain all Notes tendered and not withdrawn until the Expiration Time of the modified, extended or amended Change of Control Offer; or

3.     waive the conditions with respect to the Change of Control Offer and accept all Notes properly tendered and not previously withdrawn.

We reserve the right, in our sole discretion, at any time and from time to time, to purchase or offer to purchase any Notes, to the extent permitted by applicable law, in the open market, in privately negotiated transactions, in one or more additional tender or exchange offers or otherwise, on terms that may or may not differ materially from the terms of the Change of Control Offer. Any such purchase or offer to purchase will not be made except in accordance with applicable law.

The foregoing conditions are for our sole benefit, may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us) and may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Any determination made by us concerning an event, development or circumstance described or referred to above shall be conclusive and binding. No Notes will be accepted for payment unless all conditions to the Change of Control Offer are either satisfied or waived by us prior to the Expiration Time. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

AVAILABLE INFORMATION

Bus is subject to the informational requirements of the Exchange Act and, in accordance therewith and as required by the Indenture, files annual reports and other information with the SEC.  Bus has not yet filed its annual report on Form 20-F for the year ended February 28, 2005.  Bus’ principal subsidiary, Concordia Bus Nordic AB, filed its 20-F for the year ended February 28, 2005 on September 1, 2005. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, at the SEC’s Regional Offices located at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10279. You may also obtain copies of such material from the SEC at prescribed rates by contacting the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, copies of such documents may be obtained through the SEC internet address at http //www.sec.gov.  In addition, as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require, copies of reports and other information concerning Bus also may be obtained, free of charge, during normal business hours on any business day at the office of our listing agent in Luxembourg, Deutsche Bank Luxembourg S.A., 2, Boulevard Konrad Adenauer, L-1115 Luxembourg (the “Luxembourg Listing Agent”).

Copies of this Offer to Purchase, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Offer to Purchase will also be provided without charge to each such person, upon request. Requests for such documents should be directed to the Depositary and Information Agent at Lucid Issuer Services Limited, Leroy House, 436 Essex Road, London, N1 3QP.  The Depositary and Information Agent may also be contacted at tel. no. + 44(0)20 7704 0880 or by email to concordia@lucid-is.com.

THE INFORMATION AGENT AND DEPOSITARY

Lucid Issuer Services Limited has been appointed as Information Agent for the Change of Control Offer. Questions and requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Offer to Purchase. Holders of Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Change of Control Offer.

Lucid Issuer Services Limited has also been appointed as Depositary for the Change of Control Offer. All correspondence in connection with the Change of Control Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address or the facsimile number set forth on the back cover page of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at the address or the telephone number set forth on the back cover of this Offer to Purchase.

Neither the Information Agent nor the Depositary assumes any responsibility for the accuracy or completeness of the information concerning Bus contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Any Holder that has questions concerning the terms of the Change of Control Offer should contact the Information Agent at its address and telephone number set forth on the back cover page of this Offer to Purchase.

FEES AND EXPENSES

We will pay the Information Agent and the Depositary reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Notes.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Change of Control Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Change of Control Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Change of Control Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the beneficial owners of Notes residing in such jurisdiction.

From time to time, we may purchase additional Notes in the open market, by redeeming such Notes pursuant to the terms of the Indenture, in privately negotiated transactions, through tender offers or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of the Notes than the terms of the Change of Control Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase and, if given or made, such information or representation must not be relied upon as having been authorized.

Neither the Trustee, nor the Information Agent makes any recommendation as to whether or not Holders should tender their Notes.

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Information Agent at the telephone number and address listed below. Holders of Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Change of Control Offer. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Change of Control Offer.

The Information Agent and Depositary for the Change of Control Offer is:

Lucid Issuer Services Limited

Leroy House

436 Essex Road

London N1 3QP

Notices should be sent to the attention of:

Sunjeeve Patel

Email: concordia@lucid-is.com

For information by Telephone:

Tel: + 44 (0) 20 7704 0880

For Facsimile Transmission

Fax: + 44 (0) 20 7067 9098